Filed Pursuant to Rule 424(b)(3) and (c)
                                                     Registration No. 333-116232

Prospectus Supplement No. 1 dated October 17, 2008
to Prospectus dated March 10, 2008



                           PRANA BIOTECHNOLOGY LIMITED

                           33,900,000 ORDINARY SHARES
              REPRESENTED BY 3,390,000 AMERICAN DEPOSITARY RECEIPTS


This prospectus supplement no. 1 supplements our prospectus dated March 10, 2008. You should read this prospectus supplement no. 1 together with the prospectus.

The shares that are the subject of the prospectus have been registered to permit their resale to the public by the selling shareholders named in the prospectus.

The information contained in the prospectus is hereby amended and supplemented as follows:

         The table set forth in the section of the prospectus entitled "Selling Shareholders" is hereby updated to reflect the sale and transfer of warrants to purchase 1,500,000 ordinary shares, represented by American Depositary Receipts, or ADRs (each ADR representing ten ordinary shares), from Perceptive Life Sciences Master Fund Ltd. to Warrant Strategies Fund LLC. Such warrants have an exercise price of US$8.00 per ADR, subject to anti-dilution adjustments, and are exercisable on or before June 4, 2009. The aggregate number of ordinary shares issuable upon exercise of the transferred warrants account for less than 1% of our outstanding ordinary shares. Hull Capital Management, LLC is the member manager of Warrant Strategies Fund LLC. Sean Molloy, an employee of the member manger, is the portfolio manager of Warrant Strategies Fund LLC, has sole voting and investment control over the securities beneficially owned by Warrant Strategies Fund LLC. Mr. Molloy disclaims beneficial ownership of such securities. Warrant Strategies Fund LLC has represented to us that it purchased the warrants in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute the warrants and/or the underlying ordinary shares that may be offered hereunder.

Investing in our ADRs involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus.


           The date of this Prospectus Supplement is October 17, 2008